Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NTK HOLDINGS, INC. AND NORTEK, INC.
RETAIN ADVISORS

PROVIDENCE, RI, June 17, 2009—NTK Holdings, Inc. (“NTK Holdings”) and Nortek, Inc. (“Nortek”) announced today that they are analyzing their capital structures in light of current economic conditions and, to assist in that process, the Blackstone Group and Weil, Gotshal & Manges have been retained as advisors.  Our advisors will be contacting bondholders and debt holders as appropriate.
Richard L. Bready, Chairman and Chief Executive Officer, said, “In consideration of the current economic environment, our businesses are performing well and we remain focused on operating as efficiently as possible and executing our strategic business plans.”
NTK Holdings*, the parent company of Nortek Holdings* and Nortek*, is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  NTK Holdings and Nortek offer a broad array of products including:  range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the terms “NTK Holdings,” “Nortek Holdings” or “Nortek” refers to NTK Holdings, Inc., together with its subsidiaries, unless the context indicates otherwise. These terms are used for convenience only and are not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of NTK Holdings and Nortek with the Securities and Exchange Commission.

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